Schedule A

                         RULE 10F-3 TRANSACTIONS REPORT
                       April 1, 2000 - September 30, 2000
             Affiliated Underwriter: Banc of America Securities, LLC

                                     Type of       Date                                  Principal/        Price
                                    Security*    Offering    Purchase                      Shares           Paid     % of  % of Fund
              Issuer             (1),(2),(3),(4) Commenced     Date     Selling Broker*  Purchased  Price  By Fund  Issue   Assets
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NATIONS FUNDS TRUST

NATIONS MARSICO 21ST CENTURY FUND
---------------------------------
New Focus, Inc.                         1         05/17/00   05/17/00   Credit Suisse        5,000   20.00 $100,000  0.10%   0.13%
                                                                         First Boston
Southern Energy Inc.                    1         09/27/00   09/27/00    Goldman Sachs       8,696  $28.56 $248,358  0.02%   0.21%

NATIONS HIGH YIELD BOND FUND
----------------------------
Mandalay Resort Group                   1         07/19/00   07/19/00    Merrill Lynch     105,000 $100.00 $105,000  0.02%   0.54%
Nextel International Inc.               1         07/26/00   07/26/00    Morgan Stanley    225,000  $98.62 $221,895  0.03%   1.11%
Felcor Lodging Limited Partnership,
9.5%, 09/15/08                          1         09/08/00   09/08/00    Morgan Stanley    255,000  $98.63 $251,514  0.06%   1.16%
NTL Communications Corp.                1         09/27/00   09/27/00    Morgan Stanley    380,000  $97.87 $371,914  0.07%   1.51%
Trinton Energy Limited,
8.875%, 10/01/07                        1         09/27/00   09/27/00   Chase Securities   210,000 $100.00 $210,000  0.07%   0.85%


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* The following designations identify whether the securities are: (1) part of a Registered Offering; (2) part of an Eligible Foreign Offering; (3) part of an Eligible Rule 144A Offering; or (4) Eligible Municipal Securities, as such terms are defined in the Procedures for Investment Pursuant to Rule 10f-3 under the Investment Company Act fo 1940, as amended.

** The Selling Broker is not affiliated with the Affliliated Underwriter.

The amount of securities of any class purchased by a Fund and any other investment companies advised by a Sub-Adviser or Adviser to the Funds may not exceed (i) 25% of the principal amount of the offering of such class or (ii) if an Eligible Rule 144A offering, 25% of the total of the principal amount of the offering of such class sold to qualified institutional buyers plus the principal amount of the offering of such class in any concurrent public offering.

The securities were offered in a firm commitment underwriting (unless a rights offering) and the securities purchased were of an issuer who had been in continuous operations for not less than three years, including predecessors (except for Eligible Municipal Securities).